Exhibit 99.2

Global Crossing Airlines, Inc.

First Quarter 2026 Financial Results Conference Call

May 7, 2026

C O R P O R A T E P A R T I C I P A N T S

Chris Jamroz, Executive Chairman

Ryan Goepel, President and Chief Financial Officer

Wendy Shapiro, Senior Vice President, Corporate Controller

Aaron D’Souza, Investor Relations Advisor

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Foote, Broadway Capital Management

George Melas, MKH Management Co.

P R E S E N T A T I O N

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to today’s conference call to discuss Global Crossing Airlines’ financial results for the first quarter of 2026.

Exhibit 99.2

At this time, all participants are in listen-only mode. As a reminder, this conference is being recorded.

Joining us on the call today are the Company’s Executive Chairman Chris Jamroz; President and CFO, Ryan Goepel; SVP Corporate Controller, Wendy Shapiro; and Investor Relations Advisor, Aaron D’Souza.

Please be advised this conference call will contain statements that are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain known and unknown risks and uncertainties as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These forward-looking statements are also subject to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Do not place undue reliance on any forward-looking statements, which are being made only as of the date of the call. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements. For important risks and assumptions associated with such forward-looking statements, please refer to the Company’s earnings press release for the first quarter of 2026 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Company’s presentation also includes certain non-GAAP financial measures, including EBITDA and EBITDAR, as supplemental measures of performance of the business. All non-GAAP measures have been reconciled to the most directly comparable GAAP measures in accordance with SEC rules. You will find reconciliation tables and other important information in the earnings press release for the first quarter of 2026, which is currently available on the Company’s investor relations section of its website.

Now, I will turn the call over to the Executive Chairman, Chris Jamroz. Chris, please go ahead.

Chris Jamroz

Thank you, Operator, and good morning, everyone.

GlobalX delivered a strong start to 2026 with meaningful year-over-year improvements across key financial metrics. We generated 15% revenue growth, materially increased net income, and expanded EBITDAR by 17%, all while operating with fewer net aircraft than a year ago. That is an important point. These results were not driven by simply adding capacity, quite the opposite actually, but by significantly improving the productivity and efficiency of the platform.

Our first quarter results demonstrated the operating leverage of this business. We increased utilization, expanded block hours, and continued to allocate aircraft to the highest return opportunities across our network. Combined with our ACMI model, where fuel and demand risk are passed through, we solely focus on execution, reliability, and maximizing the profitability of each aircraft we operate. That operating model continues to differentiate GlobalX from traditional airlines and enables us to scale with greater predictability and lower risk.

The platform we have built today is fundamentally different from where we were even a year ago. It is more disciplined, more scalable, and increasingly resilient. We have proven that we can drive growth through enhanced utilization, stronger revenue quality, and more efficient deployment of capital, not simply through fleet expansion as that is yet to come. That evolution is what is driving improved operating leverage across the business.

At the same time, we are focused on disciplined and concerted growth strategy. We added aircraft and have additional capacity coming online, but every decision we make is grounded in long-term profitability and return on capital. We are building a business designed to generate consistent earnings and long-term shareholder value.

Exhibit 99.2

Looking ahead, demand across our core passenger markets remains strong, our customer relationships continue to deepen, and our team is executing with greater consistency across the organization. We continue to see strong forward bookings and sustained demand across our key customer segments. The momentum we are seeing today reinforces our conviction in the model, and we remain firmly on track toward our long-term objective of becoming the largest and most reliable narrow-body charter airline in North America.

With that, I will hand the call over to our President and CFO, Ryan Goepel, to discuss our first quarter operational highlights in greater detail. Ryan?

Ryan Goepel

Thank you, Chris, and good morning, everyone.

Our first quarter results were driven by strong execution across the platform and continued improvement in the underlying earnings profile of the business. We generated strong double-digit year-over-year increases in revenue, net income, EBITDAR, and, importantly, operated with fewer net aircraft compared to the year-ago period. The investments we’ve made in our operations, people, processes, and platform have enabled us to drive higher utilization, improved fleet productivity, and ultimately a profitable operation.

During the quarter, ACMI represented 74% of total block hours, compared to 68% a year ago. The real story of the quarter was the impressive year over year growth of our college and professional sports customer base. For the first time ever, we flew four professional hockey teams for the majority of their season and operated a record number of college sports charters, a testament to the quality of our service and continued focus on this core target market. This drove an increased charter revenue per block hour, and we believe establishes GlobalX as a serious player in the sports charter market.

Operationally, we flew 8,315 total block hours in Q1 2026, including sub service, a 10% increase year-over-year, while average utilization per available aircraft increased 25% to 552 hours. Importantly, we delivered that growth despite an 11% decline in net aircraft available to 14.9, demonstrating continued improvement in fleet productivity and the effectiveness of our aircraft deployment strategy.

Specifically, from a unit economics perspective, we saw continued improvement in revenue per block hour. Charter revenue per block hour increased 32% year-over-year to $17,881, reflecting stronger pricing and demand. ACMI revenue per block hour was $6,429, compared to $6,740 a year ago, which reflects the mix of longer-term contracts with higher minimum hour commitments resulting in a lower rate per hour. We believe this mix supports stronger utilization and more consistent margin performance over time.

Turning to our fleet expansion initiatives. We placed two Airbus A319 aircraft into revenue service, one in March and one in April, and took delivery of one additional A319 that is currently undergoing conformity and expected to enter service in the second quarter. Our second-owned Airbus A320 is finalizing its maintenance work, and we expect to enter it into revenue service in Q2. In addition, we canceled the lease on our fourth A319 and signed leases for two additional A320s to be delivered in Q2 and to enter into revenue service in early Q3. We believe opportunities for additional aircraft are expanding, and we are working to secure them to support our continued growth in 2027.

During the first quarter, we completed one heavy maintenance event and seven non-heavy maintenance events, as well as increased pilot and cabin crew headcount to support future flying. We also made progress on restructuring our maintenance operations to improve scalability and long-term efficiency, as we’ve begun to outsource the Miami line maintenance. Even with this restructuring, which shifts costs from salaries,

Exhibit 99.2

wages, and benefits into maintenance expense, we generated operating leverage in the business and materially grew net income.

Turning to cargo operations. Market conditions remain soft relative to passenger flying, with continued pressure across the broader freight market. During the quarter, we operated two cargo aircraft while two remained temporarily parked, reflecting the current demand environment and our disciplined approach to capacity deployment. Since quarter end, we have activated one of the parked aircraft to operate as a spare and have removed the engines from the second aircraft to be utilized on our passenger aircraft. Cargo block hours declined year-over-year as the market continues to be impacted by lower rates and reduced utilization levels relative to available capacity, and as a result, cargo remains a drag on earnings in the near term, which we expect to persist.

Looking ahead, despite the turmoil we are seeing in the aviation space, we believe GlobalX is well-positioned for the remainder of 2026. The combination of aircraft delivered during the quarter, a pipeline of additional aircraft expected to enter service soon, and continued strength in our passenger markets, supports the durability of our operating performance. We believe these initiatives, coupled with our disciplined approach to capital allocation, will enable us to deliver on our 2026 plan and build on the momentum from the first quarter.

With that, I will turn the call over to our SVP Corporate Controller, Wendy Shapiro, who will discuss our financial results in more detail.

Wendy Shapiro

Thank you, Ryan, and good morning, everyone.

Please note that all financial results discussed today are for the three-month period ended March 31, 2026, and variance commentary is on a year-over-year basis unless stated otherwise.

Revenue in the first quarter increased 15% to $76.6 million compared to $66.6 million in the year-ago period. The increase was primarily driven by higher block hours flown, increased utilization per available aircraft, and stronger revenue per block hour in charter. ACMI revenue increased 16% to $39.7 million compared to $34.3 million in the year-ago quarter. Charter revenue increased 12% to $34.3 million compared to $30.5 million in Q1 2025.

Total Operating Expenses increased 11% to $70.5 million compared to $63.5 million, primarily reflecting higher personnel costs associated with fleet growth and higher maintenance expense during the quarter. As Ryan mentioned, maintenance costs were elevated during the quarter as we are restructuring our operations to improve scalability and long-term efficiency. This includes transitioning certain functions to third-party providers, which shifts costs from salaries, wages and benefits into maintenance expense.

Net income improved materially to $2.7 million compared to $0.2 million in the first quarter of 2025. Basic and diluted earnings per share were $0.04, compared to breakeven earnings per share in the prior-year period.

EBITDAR increased 17% to $24.2 million compared to $20.6 million. EBITDA doubled to $10.8 million compared to $5.4 million in the year-ago period.

Cash flow from operations improved to $9 million compared to $0.1 million in the first quarter of 2025.

Turning to our liquidity. We ended the first quarter with approximately $20 million in cash and restricted cash compared to $20.5 million as of December 31, 2025.

Exhibit 99.2

Now, I will turn the call back over to Ryan for closing remarks.

Ryan Goepel

Thank you, Wendy.

We are proud of our first quarter performance. The results demonstrate our ability to grow revenue, improve profitability, and increase utilization from a stronger operating base. We believe that performance reflects the strength of the platform we have built, the progress we have made in improving fleet productivity and revenue quality, and the discipline which we are executing across the business.

As we move through 2026, we are focused on building on that foundation through the continued expansion of our fleet and the ongoing deployment of capacity into high-quality, higher-return opportunities across our network. Combined with continued strength in our passenger markets and the contribution from long-term agreements such as CSI, we believe these initiatives position us to deliver on our strategic growth and profitability initiatives ahead.

This concludes our prepared remarks. I’d like to now open the call for Q&A. Aaron, over to you.

Aaron D’Souza

Thank you, Chris, Ryan, and Wendy. And thank you everyone for participating in the conference call.

As we gather the queue for live questions, we’d first like to address a few of the questions that have come in via email over the past couple of weeks and following the issuance of our earnings press release yesterday.

Our first question is related to Q1 operating performance. Do you have any incremental color or thoughts on what drove the strong Q1 performance despite operating with fewer aircraft? Is this level of growth sustainable moving forward?

Ryan Goepel

I'll take that one. Thanks for the question. What you're seeing this quarter is a result of a more mature and optimized operating platform. We shifted from simply adding aircraft to maximizing the productivity of the assets we already have, which is a more efficient way to grow earnings. The key driver was improved utilization and better aircraft deployment. We were very focused on placing aircraft in the highest return opportunities, which led to higher block hours per aircraft and stronger revenue quality.

We believe this is a durable shift. The investments we've made in planning, maintenance, and internal processes are enabling us to sustain higher utilization levels, which should continue to support earnings growth even as we scale the fleet.

Aaron D’Souza

Thank you, Ryan.

The next one is related to sports and seasonal demand.

Exhibit 99.2

You highlighted strong growth in your sports vertical this quarter. Can you provide more color on how seasonal demand, particularly around peak periods like March, is contributing to the business and how you see that evolving?

Ryan Goepel

Yeah, I'll take that one as well. The sports vertical continues to be very attractive and a growing part of our business during this quarter. We saw particularly strong activity in both collegiate and professional teams, with the March representing a peak period for college athletics. We operated over 50 flights in support of the March Madness tournament, and that helped us significantly. As you know, this tournament is seeking to expand next year. We're looking to build on our performance in 2026 and 2027.

What's important about this segment is not just the volume, but the quality of the revenue. They are typically repeat customers with defined schedules, which allow us to plan aircraft utilization more efficiently and reduce downtime. We're also continuing to build relationships across leagues and conferences, which is expanding our share of the wallet and increasing the consistency of demand year over year.

Looking ahead, we view sports as a strategic growth vertical. It complements our broader charter business, enhances utilization during key periods, and supports higher revenue per block hour, all of which contribute to strong overall profitability.

Aaron D’Souza

Thank you.

The next question is related to fuel risk and business model differentiation.

Given the volatility in fuel prices across the broader airline industry, can you elaborate on how your model insulates you from that risk and how investors should think about that advantage?

Chris Jamroz

I'll take that question. One of the key advantages of our model is that we're not directly exposed to consumer or fuel price volatility in the same way that traditional scheduled airlines would be. In our ACMI business, fuel is typically a pass-through cost to the customer. That also allows us to focus on what we really control, which is operational execution, aircraft utilization, and cost discipline, rather than trying to manage an inherently volatile input like fuel. It also creates a more stable earnings profile, particularly in periods where fuel prices are moving significantly, as we are not relying on fair pricing to offset these fluctuations.

As we continue to grow the ACMI business or that portion of our business and maintain a disciplined approach to contract structure, we believe this will remain a meaningful differentiator and a source of relative earnings stability.

Aaron D’Souza

Thank you, Chris.

The next question is related to maintenance and operational reliability.

Exhibit 99.2

Maintenance costs were elevated during the quarter as you completed several events and made changes to your operating model. How should investors think about the impact of these investments on reliability and margins going forward?

Ryan Goepel

Yeah, I'll grab that one. The elevated maintenance activity in the quarter was planned. We completed several events and made structural changes to how we manage maintenance, including transitioning certain functions to third-party providers. While that does create some near-term variability in cost, the objective is to improve long-term scalability and operational efficiency. By centralizing planning and leveraging external partners where appropriate, we can better manage downtime, increase aircraft availability, utilization, and customer service. Over time, we expect these investments to be margin accretive. As the platform scales, the benefits of more efficient maintenance planning and execution shall weigh the upfront costs we saw in the quarter.

Aaron D’Souza

Thanks, Ryan.

The last question is related to fleet strategy and growth discipline.

You've made some adjustments to your fleet plan, including shifting more toward A320 aircraft. Can you discuss how you're thinking about fleet mix and ensuring that growth remains aligned with profitability?

Chris Jamroz

I can answer that question. Generally, our fleet has been driven by demand, economics, and flexibility. The A320 has always been central to our investment pieces because it reflects a broader customer appeal and its ability to support a wider range of mission profiles across our charter and ACMI operations. We remain highly disciplined in how we add capacity. Every aircraft we bring on to the fleet is tied to contracted or highly visible demand, which reduces the risk of underutilization. Across the fleet, we time these deliveries, lease returns, and crew scaling in a way that allows new aircraft to enter service efficiently.

We believe this approach position us to grow the fleet while continuing to expand margins and returns. And it's not just about adding aircraft but adding the right aircraft at the right time for the right opportunities.

Aaron D’Souza

Thanks, Chris.

That concludes our pre-submitted questions. I'd now like to pass the call over to the operator to open it up for live Q&A.

Operator

Ladies and gentlemen, we will now begin the question-and-answer session. If you have a question, please press star, followed by the number one on your touchtone phone. You will hear a prompt that your hand has been raised. If you would like to withdraw from the polling process, please press star, followed by the number two. If you are using a speakerphone, please make sure to lift your handset before pressing any keys.

Exhibit 99.2

Your first question comes from the line of Brian Foote from Broadway Capital Management. Please go ahead.

Brian Foote

Thank you. Good morning, and congratulations yet again, guys. Just a couple of questions on the fleet. First thing, can you quantify the impact? You said, Ryan, there's a drag that continues due to cargo. What did that look like in the quarter, and how do you model that going forward just as we park the aircraft and use the engines as spare?

Ryan Goepel

Yeah, so we have four cargo aircraft. For the majority of the quarter, we operated two, and two were parked. Going into Q2, we basically took one of the parked aircraft engines and are moving it onto a passenger and activated the third.

That being said, I think we're below the million-dollar kind of a month burn. I think we've dropped below that. Going into Q2 and Q3, those are traditionally really slow cargo months, so we'll do our best. It depends on the ad hoc and what happens in the market. There's a lot of moving parts, as you’d imagine, literally, and so I think that's probably going to stay where it is right now, and as we see opportunities, we'll deploy it. So, I think that's more upside to what we're doing.

Brian Foote

Okay. And on the swap of the two, you say you canceled two A319s to upgrade to 320s. Was there any impact seen in the quarter? If so, what was that, and can you give us an idea of what the margin impact could be going forward on having two A320s versus the 319s that you canceled?

Ryan Goepel

Yeah, so we actually only canceled one, so we took delivery of the third 319 this month. It's the fourth one we did, and we signed the lease agreement for two more 320s. Really what it was coming down to is they were coming in such a way that they were stacking on top of each other, and the 319s was a relatively short-term lease, and so we don't see really any margin impact. There was no cost to canceling it. We have the ability to walk away, and really it just came up down to our ability to absorb the aircraft because they just all sort of showed up at the same time.

Brian Foote

Okay, great. All right, that's all I have for now. Thanks, and good job, guys.

Ryan Goepel

Yeah, thanks, Brian.

Operator

One moment while we prepare the Q&A roster.

Your next question comes from the line of George Melas from MKH Management. Please go ahead.

Exhibit 99.2

George Melas

Great, thank you. I extend my congratulations as well. Sort of seems like it's really, really great execution. Brian, can you give us a little bit more? I didn't quite understand your answer regarding cargo. Can you quantify the drag of cargo and what you expect it to be in ’26?

Ryan Goepel

I think as we talked on the call before, in ’25 it was between $12 million and $13 million. I think for ’26, if everything holds, it's probably between $10 million and $11 million, with the hopes to make it better.

George Melas

Okay, very good. And that's based on these four aircraft that you have?

Ryan Goepel

Correct, yeah. We've got one aircraft that's effectively parked for the year. The engine's been taken off, and they're being used inside the passenger fleet, which is a savings for us. That's where that savings is coming from. The other three are—one’s fully utilized, the second one was busy, and then the third one is kind of a spare, and we'll just work on the ad hoc stuff.

Again, with freight, it's a feast or famine. It's kind of a famine environment still. There's a lot of capacity there, but anything we can do, putting that work and getting more work for it would be incremental. Keeping in mind, this period May through September is relatively slow for the narrow-body charter sort of work for freight. Again, we're looking at every opportunity to see where we can put that. It's not a lot of aircraft, so it only takes one contract really to put those things back to work. We've planned for the worst and hope for the best.

George Melas

Great. You are adding a lot of aircraft in ’26. That sounds great. Is there a possibility of adding additional aircraft on top of that in ’26, or are you really shifting your planning to 2027?

Ryan Goepel

As they say, never waste a crisis. Let's be clear, we're in the middle of a crisis as it relates to aviation. Fortunately, we're insulated from it. That’s the way our model works as it relates to fuel. Clearly, with the bankruptcy of Spirit, there's a significant amount of aircraft on the market. I think you're going to see Asian and European operators struggle with the fuel prices if they stay at these levels, which would further increase demand or supply of aircraft. I think, as they say, we never waste a crisis. We're actively negotiating, discussing opportunities to add aircraft. We haven't forecast any more in this year, just because it's more on a conservative basis, but we're absolutely in negotiations and conversations about adding aircraft either late this year or early next year based on what's out there.

Even with Spirit, those things will still take months to filter through the process, the Chapter 11 and the records and the transformative and the conformity, and any other aircraft there are. I think, for us, it's a real opportunity to effectively re-fleet younger and at a lower cost basis, which will really set us up for the next six to seven years.

George Melas

Exhibit 99.2

Okay. Maybe we're getting into the weeds there a little bit, but what would be the sum of Spirit's aircraft are very, very young? Would those be under consideration for you, or you really have to be the 10, 15 year?

Ryan Goepel

Yeah. The neo aircraft don't really fit our model. We're focused on the CO, which is, I think, 2017, 2018 is the youngest they would be. I think those prices are still too high. That's too young of an aircraft for our utilization model. But if you look at our fleet, most of our stuff is between 2003 and 2009 with a couple of 2010s. If we can get into the 2014, 2015 range, they can get a four-to-five-year outcome. That would be a material improvement, and I think that's something we definitely are looking to explore, which would help also on the reliability on the maintenance side as well as you get younger.

We have two leases. One comes up in November, one in Feb. Relatively old aircraft, if we can replace those with 2003—or 2014, that's a materially better operating aircraft. As I say, there's a lot of opportunity for us on the fleet side over the next 12 months that we haven't seen in the last 24.

George Melas

Okay. And you just said you had two fleets, two lease expirations. One is in November. I didn't catch the other one.

Ryan Goepel

February.

George Melas

February. Okay. Great. Okay. Thank you very much. It's an exciting time for you guys, so congratulations.

Ryan Goepel

Thank you, George. Appreciate your support.

Operator

That is all the questions that we have for today's call. Thank you, ladies and gentlemen. This concludes today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you very much for your participation.